Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SEAPORT ENTERTAINMENT GROUP INC.
Seaport Entertainment Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Seaport Entertainment Group Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 24, 2024.
2.    This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.    The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Seaport Entertainment Group Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on                  , 2024.

Seaport Entertainment Group Inc.,
a Delaware corporation

By:
Name:
Title:
[Signature Page to Seaport Entertainment Group Inc. Certificate of Incorporation]

EXHIBIT A
ARTICLE I
The name of the corporation is Seaport Entertainment Group Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 500,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 480,000,000, having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 20,000,000, having a par value of $0.01 per share. Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), the shares of Common Stock in the aggregate issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted, without further action on the part of the Corporation or the holder of such Common Stock, into an aggregate of [_________] shares of Common Stock. From and after the Effective Time, each book-entry share or certificate, as applicable, representing Common Stock issued and outstanding immediately prior to the Effective Time shall thereafter represent the number of shares of Common Stock into which such shares have been reclassified at the Effective Time.
ARTICLE V
The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:
A.    COMMON STOCK.
1.    General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
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2.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote thereon, and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B.    PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption rights and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote thereon, and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
B.    Until the earlier of (a) such time as the Standby Purchasers (as defined in the Investor Rights Agreement dated on or about [_________], by and among the Corporation and Pershing Square Holdings, Ltd., Pershing Square L.P. and Pershing Square International, Ltd. (as amended and/or restated from time to time, the “Investor Rights Agreement”) beneficially own (as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shares of Common Stock representing in the aggregate less than 10% of the total outstanding shares of Common Stock or (b) the delivery by the Standby Purchasers of written notice to the Corporation irrevocably waiving and terminating all of the Standby Purchasers’ rights under this Section B of Article VI (the date of termination of the obligations of the Corporation’s obligations under this this Section B of Article VI pursuant to the foregoing clauses (a) or (b) being referred to herein as the “Nomination Right Termination Date”):
a.    Subject to the fiduciary duties of the Board of Directors and to the provisions, obligations and restrictions contained in the Investor Rights Agreement, the Standby Purchasers shall have the right to nominate one (1) individual nominee designated by the Standby Purchasers (the “Standby Purchasers Nominee”) to serve on the Board of Directors in accordance with the Bylaws and the DGCL; provided, however, that in the event that the Corporation determines to increase the size of the Board of Directors to larger than five directors, the Standby Purchasers shall have the right to nominate Standby Purchasers Nominees with respect to seats on the Board of Directors representing not less than twenty percent of the total number of directors on the Board of Directors.
b.    So long as the Standby Purchasers have a right to nominate a Standby Purchasers Nominee and during the Standstill Period (as defined in the Standby Purchase Agreement), the Corporation shall, to the fullest extent permitted by applicable law (including with respect to any standard of conduct (including fiduciary duties) required of directors under Delaware law), nominate for election at any annual or special meeting of stockholders of the Corporation at which directors are to be elected to the Board of Directors (or consent in lieu of meeting) the applicable Standby Purchasers Nominee, and to use its reasonable best efforts to solicit the vote of holders of Common Stock (which efforts shall, to the fullest extent permitted by applicable law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the Corporation to solicit the vote of its stockholders in connection with any such meeting).
c.    The Standby Purchasers shall deliver to the Corporation a written notice identifying each such Standby Purchasers Nominee, and shall provide as promptly as practicable all Nomination Information about such proposed Standby Purchasers Nominee as shall be reasonably requested by the Board of Directors (or the Nominating and Corporate Governance Committee thereof) no later than the earlier of (the “Nomination Deadline”) (x) fifteen (15) Business Days following the written request of the Corporation and (y) the time by which such information is reasonably requested by the Board of Directors (or the Nominating and Corporate Governance Committee thereof) to be delivered (which time shall be concurrent with the request for such information from and otherwise consistent in form and timing with the request for such information from all other nominees). If the Standby Purchasers fail to designate all the Standby Purchasers Nominees that they are entitled to designate prior to such time, then the Standby Purchasers Nominee(s) previously designated by the Standby Purchasers and then serving on the Board of Directors (if any) shall be the proposed Standby Purchasers Nominee(s). For purposes of this Section B of Article VI, “Business Day” means any day, other than a Saturday or a Sunday, on which banks are open for business in The City of New York.
C.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the stockholders of the Corporation, acting at a duly called annual meeting or a duly called special meeting of the stockholders, at which there is a proper quorum and where notice has been provided in accordance with the Bylaws of the Corporation (the “Bylaws”), may remove a director or directors of the Corporation with or without cause.
D.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and subject to the rights of the Standby Purchasers set forth in Section B above, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.
E.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon.
G.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
A.    CONSTRUCTION.
1.    The provisions of this Article VII shall apply for purposes of compliance with the applicable policies of MLB Professional Development Leagues, LLC and/or the boards, committees and subcommittees related thereto (collectively, “MLB PDL”).

2.    Capitalized terms used but not defined in Sections A through R of this Article VII or elsewhere in this Restated Certificate shall have the meanings given to them in Section S of this Article VII below.
B.    PROHIBITED TRANSFERS.
1.    No Person shall acquire shares of Common Stock if, after giving effect to a Transfer of shares to such Person, such Person would (a) own a number of shares of Common Stock equal to or in excess of ten percent (10%) of the Total Outstanding Shares of Common Stock (any such Person, a “10% Holder”, which term shall not include, (i) an Exempt Holder or (ii) a Person who has, prior to becoming the owner of 10% or more of the Total Outstanding Shares of Common Stock, applied for and received written approval (such approval, “PDL 10% Approval”) from MLB PDL (with copies of such approval to be delivered by such Person to the Corporation promptly following such Person’s receipt thereof) to become the owner of ten percent (10%) or more of the Total Outstanding Shares of Common Stock (such Person an “Approved Holder”) ) or (b) (i) own a number of shares of Common Stock equal to or in excess of fifty percent (50%) of the Total Outstanding Shares of Common Stock, (ii) own securities of the Corporation representing fifty percent (50%) or more of the combined total voting power of the Corporation’s then-outstanding securities entitled to vote generally in the election of directors, or (iii) have the ability to appoint at least a majority of the members of the Board of Directors (any such Person described in clauses (b)(i), (ii) or (iii), a “Controlling Stockholder,” which term shall not include, and which restrictions of this Article VII shall not apply to, (x) an Exempt Holder (other than a Person who is an Exempt Holder solely pursuant to clause (6) of the definition thereof) or (y) a Person who has, prior to becoming a Controlling Stockholder, applied for and received the applicable approval of MLB PDL (“PDL Control Approval”) (with copies of such approval to be delivered by such Person to the Corporation promptly following such Person’s receipt of such PDL Control Approval) to become a Controlling Stockholder (such Person, an “Approved Controlling Stockholder”)) (any such acquisition of shares of Common Stock described in clauses (a) and (b) above, a “Prohibited Transfer”).  For the avoidance of doubt, for purposes of clause (b)(x) of the preceding sentence, Persons who are Exempt Holders pursuant to clauses (2) through (5) of the definition thereof are permitted to hold shares in excess of the thresholds set forth in clause (b) for administrative purposes only and are not deemed to be an Approved Controlling Stockholder. Any 10% Holder or Controlling Stockholder is hereinafter referred to as a “Prohibited Holder.”  Notwithstanding anything contained in this Restated Certificate, no Person shall be deemed a Prohibited Holder for any purpose under this Article VII unless and until the Corporation has Actual Knowledge that such Person has been a Prohibited Holder.

2.    If there is a purported Transfer of shares of Common Stock that, after giving effect to such purported Transfer, would result in such Person otherwise becoming a Prohibited Holder, then (a) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest in such shares of Common Stock so Transferred as would cause such Person to become a Prohibited Holder (i.e., such shares as would result in such Person (i) in the case of a 10% Holder, owning 10% or more of the Total Outstanding Shares of Common Stock, or (ii) in the case of a Controlling Stockholder, (x) owning fifty percent (50%) or more of the Total Outstanding Shares of Common Stock, (y) owning securities of the Corporation representing fifty percent (50%) or more of the combined total voting power of the

Corporation’s then-outstanding securities entitled to vote generally in the election of directors, or (z) having the ability to appoint at least a majority of the members of the Board of Directors) (such shares, rounded up to the nearest whole share, the “Excess Shares”), (b) the Excess Shares shall be automatically transferred to a Trust, without any action on the part of the Corporation or any holder of shares of Common Stock, in accordance with Section F of this Article VII below, for the exclusive benefit of the Excess Share Transferor, and (c) such Purported Record Transferee (and such Purported Beneficial Transferee, if different) shall submit the certificates, if any, formerly representing such Excess Shares to the Trustee (or, if such Purported Record Transferee alleges that such certificate or certificates, if any, have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and Trustee to indemnify the Corporation and Trustee against any claim that may be made against the Corporation or Trustee on account of the alleged loss, theft or destruction of such certificates and, if required by the Corporation’s transfer agent, a bond in form satisfactory to the Corporation’s transfer agent as indemnity against any such claim), or the Excess Share Transferor will deliver an irrevocable instrument or instruction to transfer the Excess Shares to an account for the benefit of the Trustee and the Trust (such account, the “Trust Account”), in each case accompanied by all requisite and duly executed assignments of transfer thereof dated as of the effective date of such purported Transfer as specified below, to effect the transfer of the Excess Shares to the Trustee of the Trust, together with such additional information and instructions as requested by the Corporation’s notice specified in Section B(3) of this Article VII below.  Such transfer to the Trust shall be deemed effective as of the close of trading on the Trading Day prior to the date of the purported Transfer even though the certificates, if any, formerly representing the Excess Shares so transferred or other instructions or confirmations, and the other information and instructions required by the Corporation, may be submitted to the Trustee at a later date (if at all).
3.    Following the automatic transfer of Excess Shares to the Trust Account pursuant to Section B(2) and Section F of this Article VII, the Corporation shall send the Purported Record Transferee (and the Purported Beneficial Transferee, if different) notice of such automatic transfer (the “Automatic Transfer Notice”). Each such Automatic Transfer Notice shall include the following: (a) the date that the automatic transfer of such Excess Shares occurred, (b) the number of shares of each series of Common Stock constituting Excess Shares, (c) instructions for the Purported Record Transferee (or Purported Beneficial Transferee, if different) to surrender or provide to the Trustee, in the manner and at the place designated in the written notice, the certificate or certificates, if any, formerly representing such Excess Shares (or, if such Purported Record Transferee alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and Trustee to indemnify the Corporation and Trustee against any claim that may be made against the Corporation or Trustee on account of the alleged loss, theft or destruction of such certificate or certificates and, if required by the Corporation’s transfer agent, a bond in form satisfactory to the Corporation’s transfer agent as indemnity against any such claim) or such other instruments of transfer as are reasonably necessary to complete the transfer of the Excess Shares to the Trust Account, (d) in the case of any purported Transfer that would result in a Person being a 10% Holder, if the Excess Shares constitute less than 1.0% of the Total Outstanding Shares of Common Stock, that the Excess Share Transferor may represent, in writing (within three (3) days of the date of the Automatic Transfer Notice), to the Corporation and the Trustee that it will promptly seek and use reasonable efforts to obtain PDL 10% Approval, in which case the Corporation will instruct the Trustee to hold and not sell such Excess Shares for a period of 60 days from the date of the Automatic Transfer Notice in order to enable such Excess Share Transferor to obtain such PDL 10% Approval and, if such Excess Share Transferor has not delivered to the Trustee and the Corporation a copy of the PDL 10% Approval by such 60th day, to sell such Excess Shares promptly in accordance with Section J of this Article VII below, (e) that in the event the Purported Record Transferee (and the Purported Beneficial Transferee, if different) intends to Transfer or otherwise dispose of shares of Common Stock which are owned by such Person and not Excess Shares such that, after giving effect to the Prohibited Transfer and such Transfer, such Purported Record Transferee (and the Purported Beneficial Transferee, if different) would not be a 10% Holder or Controlling Stockholder, such Purported Record Transferee (or Purported Beneficial Transferee, if applicable) must deliver notice to the Trustee and the Corporation of such Transfer prior to the fifth (5th) day following the date of the Automatic Transfer Notice, and (f) any request or requests for any other information that the Corporation deems necessary or advisable.  Failure to give the Automatic Transfer Notice as aforesaid, or any defect therein, shall not affect the validity of the automatic transfer of any Excess Shares and in no event shall the Corporation be required to send the aforesaid notice prior to the automatic transfer of any Excess Shares. The Automatic Transfer Notice and any other notice required or permitted by this Section B(3) to be given to the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall be delivered by overnight courier to the address last shown on the records of the Corporation, or given by electronic communication in compliance with the DGCL, and shall be deemed sent upon such delivery to such courier or electronic transmission.
4.    Receipt of PDL 10% Approval or PDL Control Approval will not be deemed to (a) constitute approval by the Corporation or the Board of Directors of such Approved Controlling Stockholder’s ownership of Common Stock for any purpose, or (b) prohibit any adoption, approval, amendment or modification by the Corporation of any stockholder rights plan (or similar plan or agreement) or any provision of this Restated Certificate or the Bylaws having anti-takeover provisions of general applicability.
C.    APPLICABILITY. For the avoidance of doubt, this Article VII shall apply to and be enforced against the record owner of any shares beneficially owned by any Person in the same manner and to the same extent as this Article VII shall apply to and be enforced against any such beneficial owner.
D.    REMEDIES FOR BREACH.  If the Corporation, or its designees, shall at any time have Actual Knowledge that (a) a Transfer has taken place that would cause a Person to become a 10% Holder or a Controlling Stockholder or (b) a Person intends to acquire or has attempted to acquire ownership of shares of Common Stock that, if completed, would cause such Person to become a 10% Holder or a Controlling Stockholder, the Corporation shall, and shall cause its designees to, take action as it considers advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer or acquisition on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, including stop transfer instructions to the Corporation’s transfer agent, but the failure to take any such action shall not affect the automatic transfer to a Trust in accordance with Section B of this Article VII above and Section F of this Article VII below.
E.    NOTICE OF RESTRICTED TRANSFER; NOTICE OF OWNERSHIP. Any Person who acquires or attempts to acquire shares of Common Stock, which, if such acquisition were completed, would cause such Person to become a Prohibited Holder, or any Person who becomes an Excess Share Transferor, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request. Any notice delivered to the Corporation under this Article VII shall be delivered to the attention of the Secretary of the Corporation at the principal offices of the Corporation.
F.    TRANSFER IN TRUST. Upon the initial effectiveness of this Article VII, the Corporation shall enter into a trust agreement in order to create the Trust and will appoint the Trustee. Upon any purported Transfer that results in the automatic transfer of Excess Shares to the Trust pursuant to Section B of this Article VII above, such Excess Shares, which shall have been automatically transferred to the Trust Account pursuant to Section B of this Article VII above, shall be held for the exclusive benefit of each Person whose Excess Shares have been Transferred to the Trust (such Person, the “Excess Share Transferor”), subject to the other provisions of this Article VII. The Trustee will be the sole owner of such Excess Shares and the Excess Shares held in trust shall continue to be issued and outstanding shares of Common Stock.
G.    DIVIDEND RIGHTS.
1.    The Trustee will be deemed entitled to receive all dividends and distributions (including Corporation Share Distributions) on the Excess Shares, and shall hold all such dividends and distributions in trust for the benefit of the Excess Share Transferor; provided, that subject to the Excess Share Transferor’s satisfaction of the Excess Share Payment Condition, all dividends or distributions paid or made on Excess Shares, other than any Corporation Share Distribution, will be paid or delivered to such Excess Share Transferor as promptly as practical. The Excess Share Transferor shall not be entitled to receive any Corporation Share Distributions with respect to Excess Shares, and shall be required to return to the Trust any such Corporation Share Distributions received by it (a) that are attributable to any Excess Shares and (b) the record date of which was on or after the date that such Excess Shares were deemed automatically transferred to a Trust. The Corporation shall take all measures that it determines are reasonably necessary to recover any such Corporation Share Distributions paid or delivered to such Excess Share Transferor in respect of Excess Shares and, as soon as reasonably practicable following the Corporation’s receipt thereof, shall pay over to the Trust for the benefit of such Excess Share Transferor the Corporation Share Distributions so received.
2.    The provisions of Article VII shall apply to any shares of Common Stock distributed in a Corporation Share Distribution in respect of Excess Shares. Any shares of Common Stock distributed in respect of such Excess Shares in a Corporation Share Distribution shall be treated as Excess Shares.

H.    LIQUIDATION OF THE CORPORATION.  In the event of any voluntary or involuntary liquidation or dissolution of, or winding up of, the Corporation, the Trustee shall be entitled to receive in respect of the Excess Shares held by it, ratably with each other holder of shares of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock. Subject to the Excess Share Transferor’s satisfaction of the Excess Share Payment Condition, the Trust shall distribute to the Excess Share Transferor the amounts received with respect to the Excess Shares attributable to such Excess Share Transferor upon such liquidation, dissolution, or winding up.
I.    VOTING RIGHTS.  The Trustee shall be deemed to have all voting rights with respect to such Excess Shares. The Excess Share Transferor shall be deemed to have no voting rights with respect to any Excess Shares held in the Trust.
J.    SALE OF EXCESS SHARES.
1.    Subject to Sections J(2) and J(3) of this Article VII below and Section B(3) of this Article VII above, as soon as practicable after the Trustee acquires Excess Shares (but not earlier than the fifth (5th) day following the date of the Automatic Transfer Notice), but in a fashion that the Trustee reasonably intends not to materially adversely affect the trading price of the Common Stock, the Trustee shall sell for cash, on the open market, in privately negotiated transactions or otherwise, any Excess Shares held by the Trustee; provided that a purchaser of such Excess Shares will not be deemed a “Permitted Transferee” of the Excess Shares so purchased so long as (a) in the case of a sale on the open market, such sale is effected in such a manner as will reasonably ensure a wide distribution of the Excess Shares and (b) in the case of a privately negotiated transaction or otherwise, the Trustee does not have actual knowledge, or have a reasonable basis to believe, that such third party purchaser (i) is an affiliate of the Corporation or the Excess Share Transferor, (ii) would following such sale become a 10% Holder or (iii) would following such sale become a Controlling Stockholder.
2.    If the Transfer of Excess Shares to a purported Permitted Transferee would cause such Permitted Transferee to become a Prohibited Holder, such Permitted Transferee shall acquire no rights, except as otherwise provided in this Restated Certificate, in respect of (a) in the case of a 10% Holder, those shares of Common Stock which would result in the number of shares of Common Stock owned by such Permitted Transferee equaling 10% or more of the Total Outstanding Shares of Common Stock and (b) in the case of a Controlling Stockholder, those shares of Common Stock which would result in (i) the number of shares of Common Stock owned by such Permitted Transferee equaling 50% or more of the Total Outstanding Shares of Common Stock (ii) such Permitted Transferee owning securities of the Corporation representing fifty percent (50%) or more of the combined total voting power of the Corporation’s then-outstanding securities entitled to vote generally in the election of directors, or (iii) such Permitted Transferee having the ability to appoint at least a majority of the members of the Board of Directors. Such shares of Common Stock will be deemed Excess Shares and, in accordance with Section B(2) and Section F of this Article VII above, shall be automatically transferred to the Trust Account. Such transfer to the Trust Account will be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article VII shall apply to such shares.
3.    In the case of any purported Transfer that would result in a Person being a 10% Holder, in the event the Excess Shares represent less than 1.0% of the Total Outstanding Shares of Common Stock and the Excess Share Transferor represents in its notice to the Corporation delivered pursuant Section B(3) of this Article VII within three (3) days of the date of the Automatic Transfer Notice that it will promptly seek and use reasonable efforts to obtain PDL 10% Approval and become an Approved Holder, the Trustee will not sell or begin the sale process referred to in Section J(1) of this Article VII above prior to the 60th day following the date of the Automatic Transfer Notice to the Excess Share Transferor. If the Trustee has not received notice by such 60th day that the Excess Share Transferor has received PDL 10% Approval, the Trustee will proceed promptly to sell the Excess Shares pursuant to Section J(1) of this Article VII above. In the event the Excess Share Transferor delivers notice to the Trustee and the Corporation that the Excess Share Transferor has received PDL 10% Approval, it will cease its efforts to sell such shares and promptly transfer any remaining Excess Shares to the Excess Share Transferor.
4.    In the event that, prior to the sale of all Excess Shares, the Trustee receives written notice (reasonably acceptable to the Trustee and the Corporation, and including sales confirmations, position listings and such other documentary evidence as requested by the Trustee or the Corporation) from the Excess Share Transferor that the Excess Share Transferor has Transferred shares of Common Stock owned by it which are not Excess Shares to Permitted Transferees such that, after giving effect to the return to such Excess Share Transferor of all remaining Excess Shares, such Excess Share Transferor would not be a 10% Holder or a Controlling Stockholder, the Trustee will use its reasonable efforts to terminate efforts to sell any Excess Shares remaining unsold and will return such remaining Excess Shares, together with the proceeds of any completed sales as provided in Section K of this Article VII below, to the Excess Share Transferor.
K.    PAYMENTS TO EXCESS SHARE TRANSFEROR.  Any Excess Share Transferor shall be entitled, following the sale of Excess Shares to a Permitted Transferee in accordance with Section J of this VII above, to receive from the Trustee promptly following the sale or other disposition of such Excess Shares the proceeds received by the Trustee from the sale or other disposition of such Excess Shares (net of (a) any commissions and other expenses of sale, (b) if applicable, withholding for taxes and (c) the reasonable fees and expenses of the Trustee related to such sale) in accordance with Section J of this Article VII above; provided that no Excess Share Transferor shall be entitled to any such shares or payment, as applicable, unless and until such Excess Share Transferor (i) surrenders to the Corporation any certificate of certificates, if any, formerly representing such Excess Shares (or provides to the Corporation and the Trustee the lost certificate indemnity and, if required, the bond referred to herein) or delivers to the Trustee such instruments of assignment and confirmations as are necessary to transfer the Excess Shares to the Trust Account and (ii) provides the Corporation with any other information requested by the Corporation pursuant to the Automatic Transfer Notice or any subsequent notice sent in accordance with Section B(3) of this Article VII above

(delivery of such certificates, instruments and other information, in form and substance reasonably acceptable to the Corporation, to the Trustee, the “Excess Share Payment Condition”). The Trustee and the Trust shall not be liable for, and the Excess Share Transferor shall be deemed to have irrevocably waived, any claim by an Excess Share Transferor arising out of the or disposition of Excess Shares, except for claims arising out of or resulting from the gross negligence or willful misconduct of, or any failure to make transfers or payments in accordance with this Section K by, such Trustee.
L.    TRANSACTIONS AFFECTING THE CORPORATION.  Notwithstanding anything to the contrary set forth in this Article VII, in the event that the Corporation engages in a Sale Transaction in which shares of Common Stock will be converted into cash, securities of the acquiror or any other Person or other property, then the Trustee will take such actions as are reasonably necessary in connection with the transactions referred to above and, promptly upon the Trustee’s receipt thereof (but subject to the Excess Share Transferor’s satisfaction of the Excess Share Payment Condition), deliver to the Excess Share Transferor as promptly as reasonably practical the cash, securities or other property received in respect of the Excess Share Transferor’s Excess Shares.
M.    REMEDIES NOT LIMITED; INTERPRETATIONS.  Nothing contained in this Restated Certificate shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders to ensure compliance with the ownership restrictions set forth in this Article VII. Notwithstanding anything herein to the contrary, the Board of Directors shall have the power and authority to administer the provisions of this Article VII and to make all interpretations and determinations with respect thereto which, if made in good faith, and absent manifest error, shall be conclusive and binding.
N.    LEGEND. Confirmation and account statements sent to holders of Common Stock other than any Exempt Holder or any Approved Controlling Stockholder for book entry, or, in the case of certificated shares, certificates representing shares of Common Stock, shall bear a statement or a legend substantially to the following effect:
“The shares of Common Stock represented by this certificate are subject to restrictions on ownership and transfer and otherwise, as set forth in the Corporation’s Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Restated Certificate”), including restrictions on (i) a Person (other than an Exempt Holder or an Approved Holder) owning shares of Common Stock equal to or in excess of 10% of the Total Outstanding Shares of Common Stock without the approval of the Office of the Commissioner of Baseball, or (ii) a Person (other than an Exempt Holder (excluding from the definition of Exempt Holder for purposes of this clause (ii) a Person who is an Exempt Holder solely pursuant to clause (6) of the definition thereof) or an Approved Controlling Stockholder) (x) owning shares of Common Stock equal to or in excess of 50% of the Total Outstanding Shares of Common Stock, (y) owning securities of the Corporation representing 50% or more of the combined total voting power of the Corporation’s then-outstanding securities entitled to vote generally in the election of directors, or (z) having the ability to appoint at least a majority of the members of the Board of Directors. All capitalized terms in this legend have the meanings defined in the Restated Certificate. The Corporation will furnish without charge, to each stockholder who so requests in writing, a copy of the Restated Certificate, which sets forth the limitations and restrictions on ownership and transfer of Common Stock and the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of the Corporation or to the transfer agent named on the face hereof.”
O.     SEVERABILITY. Each provision of this Article VII shall be severable and an adverse judicial determination as to any such provision or a judicial modification of such provision shall in no way affect the validity of any other provisions.
P.    STOCK EXCHANGE TRANSACTIONS.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the transfer to a Trust of Excess Shares as contemplated herein.
Q.    PDL WAIVER.  Application of this Article VII in its entirety or any provision set forth in this Article VII may be waived or otherwise not enforced by the Board of Directors upon written approval of MLB PDL or the Office of the Commissioner of Baseball; provided, however, that no such waiver or nonenforcement will limit the Excess Share Transferor’s right to receive payment for, or dividends or other distributions on, its Excess Shares as provided in Sections G, K or L of this Article VII.
R.    TERMINATION.  The provisions of this Article VII will cease to be effective upon the earlier of such time as (a) there cease to be any outstanding shares of Common Stock or (b) the Corporation no longer holds any direct or indirect equity interest in the business and assets of the professional baseball club currently known as the Las Vegas Aviators. Upon such termination, all Excess Shares then held by the Trustee will be transferred to the applicable Excess Share Transferor.
S.    DEFINITIONS.
“Actual Knowledge” shall mean the actual knowledge of any executive officer (as such term is defined in the rules and regulations promulgated under the Exchange Act) of the Corporation, after giving effect to the documented receipt by any such executive officer of any oral or written communications from any Person.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. The terms “Controls,” “Controlled” and “Controlling” will have corresponding meanings.
“Corporation Share Distribution” means a dividend made with respect to Common Stock payable in shares of Common Stock.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Exempt Holder” means (1) any Permitted Holder, (2) any Person acquiring shares of Common Stock as an underwriter or other agent of the Corporation in connection with an underwritten offering of Common Stock, (3) the Trustee of the Trust, (4) the Trust, (5) the Depository Trust Company or other entity which holds shares solely for the benefit of the beneficial owners of the shares or (6) any Person who inadvertently or without the Actual Knowledge of the Corporation becomes the owner of shares of Common Stock in an amount equal to or in excess of 10% of the Total Outstanding Shares of Common Stock, provided that such Person divests (within a reasonable amount of time after such Person obtains knowledge of such threshold breach, but in no event longer than sixty (60) days after such Person obtains knowledge of such threshold breach) a sufficient number of shares of Common Stock (without retaining any power, including, without limitation, voting power, with respect to such shares) so that such Person is not the owner of shares of Common Stock in an amount equal to or in excess of 10% of the Total Outstanding Shares of Common Stock.
“Group” shall have the meaning, for purposes of this Article VII, given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act.
“Permitted Holder” means Pershing Square Holdings, Ltd., Pershing Square L.P. and Pershing Square International, Ltd. and their Affiliates or any Person approved by MLB as the “control person” of the Las Vegas Aviators.
“Person” means, for purposes of this Article VII, an individual, corporation, partnership, limited liability company, estate, trust or other entity, and includes a Group.
“Purported Beneficial Transferee” means, with respect to any purported Transfer of ownership of shares of Common Stock that results in the automatic transfer of Excess Shares to a Trust, the purported transferee of such shares if such purported Transfer had not been prohibited by Section B of this Article VII.
“Purported Record Transferee” means, with respect to any purported Transfer of ownership of shares of Common Stock that results in the automatic transfer of Excess Shares to a Trust, the purported record transferee of such shares if such purported Transfer had not been prohibited by Section B of this Article VII.
“Sale Transaction” shall mean a merger, consolidation or amalgamation between the Corporation and another entity (other than an Affiliate of the Corporation) in which the

Corporation is to be acquired by such other entity or a Person who controls such entity, or a sale of all or substantially all of the assets of the Corporation to another entity, other than an Affiliate of the Corporation; provided that, solely for purposes of this definition, in no event shall any Permitted Holders be deemed Affiliates of the Corporation.
“Total Outstanding Shares” at any time means the total number of shares of Common Stock then outstanding.
“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market or quoted on the over the counter market.
“Transfer,” as a noun, means any sale, transfer, gift, assignment, devise or other disposition of Common Stock, whether voluntary or involuntary and whether by operation of law or otherwise. “Transfer,” as a verb, shall have the correlative meaning.
“Trust” shall mean the trust created and administered in accordance with the terms of this Article VII for the exclusive benefit of any Excess Share Transferor.
“Trustee” shall mean initially the Trustee set forth in the trust agreement and, upon the death, resignation or removal of such initial Trustee, such successor Trustee as may be appointed by the Board of Directors in accordance with the terms of the trust agreement.
ARTICLE VIII
A.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE IX
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE XI
A.    Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VIII, Article IX, Article X and this Article XI.
B.    If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.